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                                                                    EXHIBIT 99.5

                             BERKSHIRE HATHAWAY INC.
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

October 20, 2000

         Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) today announced that it has formally entered into a merger agreement whereby it will acquire approximately 87.3% of Shaw Industries, Inc. (NYSE: SHX) common shares for $19 per share (approximately $2 billion in the aggregate). The closing of the transaction is subject to approval by the shareholders of Shaw Industries and satisfaction of certain regulatory conditions. An investment group consisting, among others, of Robert E. Shaw, Chairman and CEO of Shaw Industries, Julian D. Saul, President of Shaw Industries, members of Mr. Shaw's and Mr. Saul's immediate families, and certain other members of management will acquire the remaining 12.7% of Shaw Industries by contributing common shares of Shaw Industries representing approximately 12.7% of Shaw's current outstanding common stock.

         Shaw Industries, Inc. is the world's largest manufacturer of tufted broadloom carpet. Headquartered in Dalton, Georgia, Shaw sells carpeting and rugs for residential and commercial applications throughout the United States and exports to most markets worldwide. Shaw markets its residential products under such brand names and trademarks as Cabin Crafts, Couture by Sutton, Cumberland, Expressive Designs, Home Foundations, Philadelphia, Queen, ShawMark, Sutton, TrustMark, Evans & Black, Salem, Tuftex, and Shaw Rugs. Shaw markets its commercial products under the names Shaw Contract, Designweave, Patcraft, and Queen Commercial. Through its network of commercial dealers known as Shaw Contract Flooring Services, Shaw also sells commercial flooring products directly and provides installation and project management services. Shaw also offers laminate flooring through the Decades brand and ceramic tile through Shaw Ceramics, and hardwood flooring through Shaw Hardwoods.

         Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.